                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934


                            GRIC COMMUNICATIONS, INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  COMMON STOCK
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    398081109
           -------------------------------------------------------------
                                 (CUSIP Number)

                                DECEMBER 31, 1999
           -------------------------------------------------------------
             (Date of Event Which Requires Filing of This Statement)



Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                  / /  Rule 13d-1(b)

                  / /  Rule 13d-1(c)

                  /X/  Rule 13d-1(d)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act, but shall be subject to all other provisions of the Act (however, see the Notes).

                                  SCHEDULE 13G

---------------------------                    ---------------------------------
CUSIP NO. 398081109                                   PAGE 2 OF 13 PAGES
---------------------------                    ---------------------------------

-------------------------------------------------------------------------------
 (1) NAME OF REPORTING PERSON:
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON:

     Vertex Investment (II) Ltd.
-------------------------------------------------------------------------------
 (2) CHECK THE APPROPRIATE BOX IF A MEMBER   (a)  / /
     OF A GROUP                              (b)  / /
-------------------------------------------------------------------------------
 (3) SEC USE ONLY

-------------------------------------------------------------------------------
 (4) CITIZENSHIP OR PLACE OF ORGANIZATION:

     Singapore
-------------------------------------------------------------------------------
                              (5) SOLE VOTING POWER

 NUMBER OF SHARES                 Not Applicable
     SHARES                  --------------------------------------------------
  BENEFICIALLY                (6) SHARED VOTING POWER
   OWNED BY
     EACH                         1,946,426
   REPORTING                 --------------------------------------------------
    PERSON                    (7) SOLE DISPOSITIVE POWER
     WITH
                                  Not Applicable
                             --------------------------------------------------
                              (8) SHARED DISPOSITIVE POWER

                                  1,946,426
-------------------------------------------------------------------------------
 (9) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

     1,946,426
-------------------------------------------------------------------------------
(10) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
     SHARES   / /

-------------------------------------------------------------------------------
(11) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

     10.2%
-------------------------------------------------------------------------------
(12) TYPE OF REPORTING PERSON:

     CO
-------------------------------------------------------------------------------

                                  SCHEDULE 13G

---------------------------                    ---------------------------------
CUSIP NO. 398081109                                   PAGE 3 OF 13 PAGES
---------------------------                    ---------------------------------

-------------------------------------------------------------------------------
 (1) NAME OF REPORTING PERSON:
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON:

     Vertex Technology Fund Ltd.
-------------------------------------------------------------------------------
 (2) CHECK THE APPROPRIATE BOX IF A MEMBER   (a)  / /
     OF A GROUP                              (b)  / /
-------------------------------------------------------------------------------
 (3) SEC USE ONLY

-------------------------------------------------------------------------------
 (4) CITIZENSHIP OR PLACE OF ORGANIZATION:

     Singapore
-------------------------------------------------------------------------------
                              (5) SOLE VOTING POWER

 NUMBER OF SHARES                 Not Applicable
     SHARES                  --------------------------------------------------
  BENEFICIALLY                (6) SHARED VOTING POWER
   OWNED BY
     EACH                         688,240
   REPORTING                 --------------------------------------------------
    PERSON                    (7) SOLE DISPOSITIVE POWER
     WITH
                                  Not Applicable
                             --------------------------------------------------
                              (8) SHARED DISPOSITIVE POWER

                                  688,240
-------------------------------------------------------------------------------
 (9) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

     688,240
-------------------------------------------------------------------------------
(10) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
     SHARES   / /

-------------------------------------------------------------------------------
(11) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

     3.6%
-------------------------------------------------------------------------------
(12) TYPE OF REPORTING PERSON:

     CO
-------------------------------------------------------------------------------

                                  SCHEDULE 13G

---------------------------                    ---------------------------------
CUSIP NO. 398081109                                   PAGE 4 OF 13 PAGES
---------------------------                    ---------------------------------

-------------------------------------------------------------------------------
 (1) NAME OF REPORTING PERSON:
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON:

     Vertex International Investment (I) Inc.
-------------------------------------------------------------------------------
 (2) CHECK THE APPROPRIATE BOX IF A MEMBER   (a)  / /
     OF A GROUP                              (b)  / /
-------------------------------------------------------------------------------
 (3) SEC USE ONLY

-------------------------------------------------------------------------------
 (4) CITIZENSHIP OR PLACE OF ORGANIZATION:

     British Virgin Island
-------------------------------------------------------------------------------
                              (5) SOLE VOTING POWER

 NUMBER OF SHARES                 Not Applicable
     SHARES                  --------------------------------------------------
  BENEFICIALLY                (6) SHARED VOTING POWER
   OWNED BY
     EACH                         54,000
   REPORTING                 --------------------------------------------------
    PERSON                    (7) SOLE DISPOSITIVE POWER
     WITH
                                  Not Applicable
                             --------------------------------------------------
                              (8) SHARED DISPOSITIVE POWER

                                  54,000
-------------------------------------------------------------------------------
 (9) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

     54,000
-------------------------------------------------------------------------------
(10) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
     SHARES   / /

-------------------------------------------------------------------------------
(11) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

     0.3%
-------------------------------------------------------------------------------
(12) TYPE OF REPORTING PERSON:

     CO
-------------------------------------------------------------------------------

                                  SCHEDULE 13G

---------------------------                    ---------------------------------
CUSIP NO. 398081109                                   PAGE 5 OF 13 PAGES
---------------------------                    ---------------------------------

-------------------------------------------------------------------------------
 (1) NAME OF REPORTING PERSON:
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON:

     Vertex Venture Holdings Pte Ltd.
-------------------------------------------------------------------------------
 (2) CHECK THE APPROPRIATE BOX IF A MEMBER   (a)  / /
     OF A GROUP                              (b)  / /
-------------------------------------------------------------------------------
 (3) SEC USE ONLY

-------------------------------------------------------------------------------
 (4) CITIZENSHIP OR PLACE OF ORGANIZATION:

     Singapore
-------------------------------------------------------------------------------
                              (5) SOLE VOTING POWER

 NUMBER OF SHARES                 Not Applicable
     SHARES                  --------------------------------------------------
  BENEFICIALLY                (6) SHARED VOTING POWER
   OWNED BY
     EACH                         2,688,666
   REPORTING                 --------------------------------------------------
    PERSON                    (7) SOLE DISPOSITIVE POWER
     WITH
                                  Not Applicable
                             --------------------------------------------------
                              (8) SHARED DISPOSITIVE POWER

                                  2,688,666
-------------------------------------------------------------------------------
 (9) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

     2,688,666
-------------------------------------------------------------------------------
(10) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
     SHARES   / /

-------------------------------------------------------------------------------
(11) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

     14.0%
-------------------------------------------------------------------------------
(12) TYPE OF REPORTING PERSON:

     CO
-------------------------------------------------------------------------------

                                  SCHEDULE 13G

---------------------------                    ---------------------------------
CUSIP NO. 398081109                                   PAGE 6 OF 13 PAGES
---------------------------                    ---------------------------------

-------------------------------------------------------------------------------
 (1) NAME OF REPORTING PERSON:
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON:

     Lee Kheng Nam
-------------------------------------------------------------------------------
 (2) CHECK THE APPROPRIATE BOX IF A MEMBER   (a)  / /
     OF A GROUP                              (b)  / /
-------------------------------------------------------------------------------
 (3) SEC USE ONLY

-------------------------------------------------------------------------------
 (4) CITIZENSHIP OR PLACE OF ORGANIZATION:

     Singapore
-------------------------------------------------------------------------------
                              (5) SOLE VOTING POWER

 NUMBER OF SHARES                 Not Applicable
     SHARES                  --------------------------------------------------
  BENEFICIALLY                (6) SHARED VOTING POWER
   OWNED BY
     EACH                         2,688,666
   REPORTING                 --------------------------------------------------
    PERSON                    (7) SOLE DISPOSITIVE POWER
     WITH
                                  Not Applicable
                             --------------------------------------------------
                              (8) SHARED DISPOSITIVE POWER

                                  2,688,666
-------------------------------------------------------------------------------
 (9) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

     2,688,666
-------------------------------------------------------------------------------
(10) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
     SHARES   / /

-------------------------------------------------------------------------------
(11) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

     14.0%
-------------------------------------------------------------------------------
(12) TYPE OF REPORTING PERSON:

     IN
-------------------------------------------------------------------------------

                                  SCHEDULE 13G

---------------------------                    ---------------------------------
CUSIP NO. 398081109                                   PAGE 7 OF 13 PAGES
---------------------------                    ---------------------------------

-------------------------------------------------------------------------------
 (1) NAME OF REPORTING PERSON:
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON:

     Singapore Technologies Pte. Ltd.
-------------------------------------------------------------------------------
 (2) CHECK THE APPROPRIATE BOX IF A MEMBER   (a)  / /
     OF A GROUP                              (b)  / /
-------------------------------------------------------------------------------
 (3) SEC USE ONLY

-------------------------------------------------------------------------------
 (4) CITIZENSHIP OR PLACE OF ORGANIZATION:

     Singapore
-------------------------------------------------------------------------------
                              (5) SOLE VOTING POWER

 NUMBER OF SHARES                 Not Applicable
     SHARES                  --------------------------------------------------
  BENEFICIALLY                (6) SHARED VOTING POWER
   OWNED BY
     EACH                         2,688,666
   REPORTING                 --------------------------------------------------
    PERSON                    (7) SOLE DISPOSITIVE POWER
     WITH
                                  Not Applicable
                             --------------------------------------------------
                              (8) SHARED DISPOSITIVE POWER

                                  2,688,666
-------------------------------------------------------------------------------
 (9) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

     2,688,666
-------------------------------------------------------------------------------
(10) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
     SHARES   / /

-------------------------------------------------------------------------------
(11) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

     14.0%
-------------------------------------------------------------------------------
(12) TYPE OF REPORTING PERSON:

     CO
-------------------------------------------------------------------------------

                                  SCHEDULE 13G

---------------------------                    ---------------------------------
CUSIP NO.                                         PAGE 8 OF 13 PAGES
---------------------------                    ---------------------------------



ITEM 1(A).   NAME OF ISSUER:

             GRIC Communications, Inc.

ITEM 1(B).   ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

             1421 McCarthy Blvd., Milpitas, California  95035

ITEM 2(a).   NAME OF PERSON FILING:

             This Statement is being filed by Vertex Investment (II) Ltd., a Singapore company ("VI(II)"), Vertex Technology Fund Ltd., a Singapore company ("VTF"), Vertex International Investment (I) Inc., a British Virgin Island corporation ("VIII"), Vertex Venture Holdings Pte Ltd., a Singapore company ("VVH"), Lee Kheng Nam, a citizen of Singapore and President of VI(II), VTF, VIII and VVH, and Singapore Technologies Pte. Ltd. ("ST"), a Singapore company. ST holds a 75% interest in VVH, which holds a 48% interest in VI(II), an 85% interest in VTF and a 100% interest in VIII. The foregoing entities and individual are collectively refered to as the "Reporting Persons."

             Attached to this Statement as Exhibit A is the Joint Filing Agreement of the Reporting Persons pursuant to Rule 13d-1(k)(1) of the Securities Exchange Act of 1934.

ITEM 2(b).   ADDRESS OF PRINCIPAL BUSINESS OFFICE:

             Address of VI(II), VTF, VIII, VVH and Lee Kheng Nam:

             77 Science Park Drive
             #02-15 Cintech III
             Singapore Science Park
             Singapore  118256

             Address of ST:

             51 Cuppage Road #09-01
             Singapore  229489

ITEM 2(c).   CITIZENSHIP:

             VI(II), VTF, VVH and ST are Singapore companies.

             VIII is a British Virgin Island corporation.

             Lee Kheng Nam is a citizen of Singapore.

ITEM 2(d).   TITLE OF CLASS OF SECURITIES:

             Common Stock

                                  SCHEDULE 13G

---------------------------                    ---------------------------------
CUSIP NO. 398081109                                  PAGE 9 OF 13 PAGES
---------------------------                    ---------------------------------

ITEM 2(E).   CUSIP NUMBER:

             398081109

ITEM 3. INFORMATION IF STATEMENT IS FILED PURSUANT TO RULE 13d-1(b), OR 13d-2(b) OR (c):

             Not applicable.

ITEM 4.      OWNERSHIP:

             The following information with respect to the ownership of the Common Stock of the issuer by the persons filing this Statement is provided as follows:

             (a)      Amount beneficially owned:

                      See Row 9 of the cover page for each Reporting Person.

             (b)      Percent of class:

                      See Row 11 of the cover page for each Reporting Person.

             (c)      Number of shares as to which such person has:

                      (i)      Sole power to vote or to direct vote:

                               See Row 5 of the cover page for each Reporting Person.

                      (ii)     Shared power to vote or to direct vote:

                               See Row 6 of the cover page for each Reporting Person.

                      (iii)    Sole power to dispose or to direct the
                               disposition:

                               See Row 7 of the cover page for each Reporting Person.

                      (iv) Shared power to dispose or to direct the disposition:

                               See Row 8 of the cover page for each Reporting Person.

                                  SCHEDULE 13G

-----------------------------                      -----------------------------
CUSIP NO.  398081109                                  PAGE 10 OF 13 PAGES
-----------------------------                      -----------------------------


ITEM 5.      OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

             Not applicable.

ITEM 6.      OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON:

             Not applicable.

ITEM 7.      IDENTIFICATION AND CLASSIFICATION OF SUBSIDIARY:

             Not applicable.

ITEM 8.      IDENTIFICATION AND CLASSIFICATION OF GROUP:

             Not applicable.

ITEM 9.      NOTICE OF DISSOLUTION OF GROUP:

             Not applicable.

ITEM 10.     CERTIFICATION:

             Not applicable.


                                    SIGNATURE

           After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:     March 13, 2000



Entities:

VERTEX INVESTMENT (II) LTD.

By: /s/ Lee Kheng Nam
    -------------------------------

Name: Lee Kheng Nam
      -----------------------------

Title: President
       ----------------------------

                                  SCHEDULE 13G

--------------------------------                     ---------------------------
CUSIP NO.  398081109                                    PAGE 11 OF 13 PAGES
--------------------------------                     ---------------------------


VERTEX TECHNOLOGY FUND LTD.

By: /s/ Lee Kheng Nam
    -------------------------------

Name: Lee Kheng Nam
      -----------------------------

Title: President
       ----------------------------


VERTEX INTERNATIONAL INVESTMENT (I) INC.

By: /s/ Lee Kheng Nam
    -------------------------------

Name: Lee Kheng Nam
      -----------------------------

Title: President
       ----------------------------


VERTEX VENTURE HOLDINGS PTE  LTD.

By: /s/ Lee Kheng Nam
    -------------------------------

Name: Lee Kheng Nam
      -----------------------------

Title: President
       ----------------------------


SINGAPORE TECHNOLOGIES PTE. LTD.

By: /s/ Chua Su Li
    -------------------------------

Name: Chua Su Li
      -----------------------------

Title: Secretary
       ----------------------------


Individual:

By: /s/ Lee Kheng Nam
    -------------------------------

Name: Lee Kheng Nam
      -----------------------------

                           SCHEDULE 13G

-----------------------------       ---------------------------------
CUSIP NO.  398081109                    PAGE   12   OF   13   PAGES
-----------------------------       ---------------------------------


                             Exhibit A
                             ---------

                             AGREEMENT

     Pursuant to Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, the undersigned hereby agree that only one statement containing the information required by Schedule 13G need to be filed with respect to the ownership by each of the undersigned of shares of GRIC Communications, Inc.

     EXECUTED this 13th day of March, 2000.


Entities:

VERTEX INVESTMENT (II) LTD.

By:  /s/ Lee Kheng Nam
   ---------------------------------

Name:  Lee Kheng Nam
     -------------------------------

Title: President
      ------------------------------


VERTEX TECHNOLOGY FUND LTD.

By:  /s/ Lee Kheng Nam
   ---------------------------------

Name:  Lee Kheng Nam
     -------------------------------

Title: President
      ------------------------------


VERTEX INTERNATIONAL INVESTMENT (I) INC.

By:  /s/ Lee Kheng Nam
   ---------------------------------

Name:  Lee Kheng Nam
     -------------------------------

Title: President
      ------------------------------

                          SCHEDULE 13G

-----------------------------       ---------------------------------
CUSIP NO.  398081109                    PAGE   13   OF   13   PAGES
-----------------------------       ---------------------------------


VERTEX VENTURE HOLDINGS PTE  LTD.

By:  /s/ Lee Kheng Nam
   ---------------------------------

Name:  Lee Kheng Nam
     -------------------------------

Title: President
      ------------------------------


SINGAPORE TECHNOLOGIES PTE. LTD.

By:  /s/ Chua Su Li
   ---------------------------------

Name:  Chua Su Li
     -------------------------------

Title: Secretary
      ------------------------------


Individual:

By:  /s/ Lee Kheng Nam
   ---------------------------------

Name:  Lee Kheng Nam
     -------------------------------